Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT
ACQUIRES LIBRARY LOFTS EAST IN KANSAS CITY, MO.

IRVINE, Calif., Mar. 4, 2013 - Steadfast Income REIT, Inc. announced today the $12.75 million acquisition of Library Lofts East, a 118-unit historic loft conversion in downtown Kansas City, Mo., an area that has been transformed in the past decade with over $4 billion invested in its renovation. The REIT has now invested over $618 million in 32 apartment communities in 10 Midwestern and Southern states.

“This is our fifth Kansas City-area property,” said Ella Shaw Neyland, president of Steadfast Income REIT. “Kansas City outperformed the nation during the most recent downturn and has had a quicker recovery due in large part to the fact that its lower cost of living and cost of doing business make it an excellent spot for corporate headquarters, and its central location makes it an ideal transportation and distribution hub.”

Library Lofts East consists of a six-story building built in 1906 and a conjoined 10-story building built in 1923. The property was fully renovated and retrofitted in 2003 with shared entrances and hallways throughout. The studio, one- and two-bedroom units range in size from 610 square feet to 1,240 square feet and offer oversized living spaces with spacious closets, washer and dryers and spectacular views; select units also have skylights. Residents have access to a clubhouse, connected parking structure, fitness center, tanning beds, Jacuzzi hot tub and an indoor swimming pool.

Library Lofts East is in the Library District, which is named after the city's new central library that is located adjacent to the property. Residents are a short walk from the Kansas City Live District and the Power & Light District-a premier entertainment center with shops, restaurants, bars and venues. Other neighborhood attractions include the Sprint Center Arena, Union Station, Liberty Memorial and the Hallmark Crown Center.

This is the fifth Kansas City-area property for the REIT. In 2011, it acquired Clarion Park in Olathe, Kan.; Truman Farm Villas in Grandview, Mo.; and EBT Lofts and Prairie Walk in Kansas City, Mo. With today's acquisition, the REIT has acquired over 7,000 apartment homes in Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas for $618 million.

About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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